Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202
Noonan Russo Jane Petrino 212-845-4274
FOR IMMEDIATE RELEASE
Barrier Therapeutics Appoints Edward L. Erickson to Its Board of Directors
Princeton, NJ, January 3, 2006 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced the appointment of Edward L. Erickson to its board of directors. Mr. Erickson has also been appointed as a member of the company’s Governance and Nominating Committee.
“We are very pleased to welcome Mr. Erickson to our Board of Directors,” said Geert Cauwenbergh, Ph.D., Chairman and CEO of Barrier Therapeutics. “Ed’s considerable expertise and experience in the biomedical products industry will enable him to make valuable contributions as we continue upon our efforts to grow the business as well as enhance shareholder value.”
Mr. Erickson is the Chairman of the Board of Directors of Immunicon Corporation (NASDAQ: IMMC), having served in this capacity since April 1998. From March 1999 through December 2005, he served as Immunicon’s Chief Executive Officer (CEO) and from January 2000 until April 2005 as Immunicon’s President. Mr. Erickson also currently serves as a director of Valeo Medical, Inc., a private biomedical products company.
Prior to joining Immunicon, Mr. Erickson was the President and CEO and a director of DepoTech Corporation from 1993 to 1998. Mr. Erickson also served as the President and CEO and a director of Cholestech Corporation from 1991 to 1993. He served as a director of Tapestry Pharmaceuticals, Inc. from 2000 to 2005 and a director of Megabios Corporation from 1995 to 1998.
From 1988 to 1991, Mr. Erickson was a senior executive in The Ares-Serono Group (now Serono, S.A.), where he held the position of President, Serono-Baker Diagnostics and Vice President, Financial Operations. Prior to that time, Mr. Erickson held senior management positions at Amersham International, plc.
Mr. Erickson holds a B.S. with distinction in Mathematics with a minor in Physics and an M.S. in Mathematics from the Illinois Institute of Technology. He received an M.B.A. with

Barrier Therapeutics Appoints Edward L. Erickson to Its Board of Directors

high distinction from Harvard University where he was elected a Baker Scholar and received the Loeb Rhodes Fellowship in Finance.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets Solage® (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and Canada for the treatment of solar lentigines, a common condition also known as “age spots,” and markets VANIQA®, (eflornithine hydrochloride) Cream 13.9% for slowing the growth of unwanted facial hair in women in Canada. Barrier has eight product candidates in various stages of clinical development. The four most advanced product candidates include Vusion™ (formerly known as Zimycan™) for the treatment of diaper dermatitis complicated by candidiasis, Sebazole™, for the treatment of seborrheic dermatitis, which are under FDA review, and two other product candidates in Phase 3 for the treatment of onychomycosis and congenital ichthyosis, respectively. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com.
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